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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 1, 2002 (except for Note 17, as to which the date is March 29, 2002), in Amendment No. 1 to the Registration Statement (Form S-1 No. 33-54570) and related Prospectus of APS Healthcare, Inc., dated April 24, 2002.



    Our audits also included the financial statement schedule of APS Healthcare, Inc. listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. We did not audit the 1999 financial statements of Vydas Resources, Inc., a wholly owned subsidiary acquired in 1999, which statements reflect total revenues constituting 5.6% of the related consolidated revenues for the year then ended. We have been furnished with the report of other auditors with respect to Schedule II -- Valuation and Qualifying Accounts of Vydas Resources, Inc. In our opinion, based on our audits and the report of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ ERNST & YOUNG LLP


Baltimore, Maryland
April 17, 2002